Exhibit 99.1

SKYLINE MEDICAL INC.

STOCK OPTION AGREEMENT

This STOCK OPTION AGREEMENT (the “Agreement”) is made and entered into effective as of the _____ day of July, 2016, between Skyline Medical Inc., a Delaware corporation (the “Company”) and ________ (“Employee”).

BACKGROUND

A. Employee has either been hired to serve as an employee to the Company or the Company desires to induce Employee to continue to serve the Company as an employee.

B. Employee and the Company desire to enter into this Agreement for the granting of stock options.

NOW, THEREFORE, the parties hereto agree as follows:

1. Grant of Option; Purchase Price. Subject to the terms and conditions herein set forth, the Company hereby irrevocably grants to Employee the right and option, hereinafter called the “Option”, to purchase from the Company all or any part of an aggregate of one million (1,000,000) shares (the “Shares”) of common stock, $0.01 par value, of the Company (the “Common Stock”). The purchase price of the Shares covered by the Option shall be $0.15 per Share.

2. Exercise and Vesting of Option. The Option shall be exercisable only to the extent that all, or any portion thereof, has vested in Employee. Except as otherwise provided herein, the Option shall vest ratably over a period of six (6) quarters in equal quarterly installments, beginning on the first quarter after the date of this Agreement and continuing on each subsequent anniversary date (the “Vesting Date”) until the Option is fully vested, as set forth in the following schedule:

No. of Shares To Be Vested	Vesting Date
166,666	October 1, 2016
166,666	January 1, 2017
166,667	April 1, 2017
166,667	July 1, 2017
166,667	October 1, 2017
166,667	January 1, 2018

In the event that Employee ceases to be employed by the Company, for any reason or no reason, prior to any Vesting Date, that portion of the Option scheduled to vest on such Vesting Date, and all portions of the Option scheduled to vest in the future, shall not vest and all of Employee’s rights to and under such non-vested portions of the Option shall terminate.

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3. Termination of Employment. Except as provided in Section 5 below, in the event that Employee ceases to be employed by the Company, for any reason or no reason, with or without cause, prior to any Vesting Date, that part of the Option scheduled to vest on such Vesting Date, and all parts of the Option scheduled to vest in the future, shall not vest and all of Employee’s rights to and under such non-vested parts of the Option shall terminate.

4. Term of Option. To the extent vested, and except as otherwise provided in this Agreement, the Option shall be exercisable for ten (10) years from the date of this Agreement; provided, however, that, except as provided in Section 5 below, in the event Employee ceases to be employed by the Company, for any reason or no reason, Employee or his/her legal representative shall have three (3) months from the date of such termination of his/her position as an employee to exercise any part of the Option vested pursuant to Section 2 of this Agreement. Upon the expiration of such three (3) month period, except as provided in Section 5 below, or, if earlier, upon the expiration date of the Option as set forth above, the Option shall terminate and become null and void.

5. Death of Employee. In the event of Employee’s death, the person designated in Employee’s will, or in the absence of such designation, Employee’s legal representative may, in like manner, exercise the Option to the extent of the number of Shares which were vested at the time of his/her death, but such right shall expire unless exercised by such designated person or legal representative within the earlier of (i) six (6) months after the death of Employee, or (ii) the expiration of the Option.

6. Method of Exercising Option. Subject to the terms and conditions of this Agreement, the Option may be exercised, in whole or in part, by giving written notice to the Company, specifying the number of Shares to be purchased and accompanied by the full purchase price for such shares. Any such notice shall be deemed given when received by the Company at its corporate headquarters. The option price shall be payable (a) in United States dollars upon exercise of the option and may be paid by cash, uncertified or certified check or bank draft; (b) by delivery of shares of Common Stock in payment of all or any part of the option price, which shares shall be valued for this purpose at the Fair Market Value (as defined below) on the date such option is exercised; or (c) by instructing the Company to withhold from the Shares issuable upon exercise of the Option Shares in payment of all or any part of the exercise price and/or any related withholding tax obligations consistent with Section 13, which shares shall be valued for this purpose at the Fair Market Value or in such other manner as may be authorized from time to time by the Board of Directors. All Shares that shall be purchased upon the exercise of the Option as provided herein shall be fully paid and non-assessable.

7. Rights of Option Holder. Employee, as holder of the Option, shall not have any of the rights of a shareholder with respect to the Shares covered by the Option except to the extent that one or more certificates for such Shares shall be delivered to him or her upon the due exercise of all or any part of the Option.

8. Limitations on Transferability. Except as otherwise provided below, the Option shall not be transferred, pledged or assigned other than by will or by the laws of decent and distribution, or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code of 1986, as amended (the “Code”) or Title I of the Employee Retirement Income Security Act, or the rules there under, and the Company shall not be required to recognize any attempted assignment of such rights. Notwithstanding the preceding sentence, the Option may be transferred by Employee to Employee’s spouse, children, grandchildren or parents (collectively, the “Family Members”), to trusts for the benefit of Family Members, to partnerships or limited liability companies in which Family Members are the only partners or shareholders, or to entities exempt from federal income taxation pursuant to Section 501(c)(3) of the Code. During Employee’s lifetime, the Option may be exercised only by him or her, by his/her guardian or legal representative or by the transferees permitted by the preceding sentence.

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9. No Continued Employment or Right to Corporate Assets. Nothing contained in this Agreement shall be deemed to grant Employee any right to continue in the employ of the Company for any period of time or to any right to continue his/her present or any other rate of compensation, nor shall this Agreement be construed as giving Employee, Employee’s beneficiaries or any other person any equity or interests of any kind in the assets of the Company or creating a trust of any kind or a fiduciary relationship of any kind between the Company and any such person.

10. Securities Law Matters. Employee acknowledges that the Shares to be received by him or her upon exercise of the Option may not have been registered under the Securities Act of 1933 or the Blue Sky laws of any state (collectively, the “Acts”). If such Shares have not been so registered, Employee acknowledges and understands that the Company is under no obligation to register, under the Acts, the Shares received by him or her or to assist him or her in complying with any exemption from such registration if he or she should at a later date wish to dispose of the Shares. Employee acknowledges that if not then registered under the Acts, the Shares shall bear a legend restricting the transferability thereof, such legend to be substantially in the following form:

“The shares represented by this certificate have not been registered or qualified under federal or state securities laws. The shares may not be offered for sale, sold, pledged or otherwise disposed of unless so registered or qualified, unless an exemption exists or unless such disposition is not subject to the federal or state securities laws, and the Company may require that the availability or any exemption or the inapplicability of such securities laws be established by an opinion of counsel, which opinion of counsel shall be reasonably satisfactory to the Company.”

11. Employee Representations. Employee hereby represents and warrants that Employee has reviewed with his/her own tax advisors the federal, state, and local tax consequences of the transactions contemplated by this Agreement. Employee is relying solely on such advisors and not on any statements or representation of the Company or any of its agents. Employee understands that he or she will be solely responsible for any tax liability that may result to him or her as a result of the transactions contemplated by this Agreement. The Option, if exercised, will be exercised for investment and not with a view to the sale or distribution of the Shares to be received upon exercise thereof.

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12. Adjustment. In the event of any recapitalization, stock dividend, stock split, combination of shares or other change in the Common Stock, the number of Shares then subject to the Option shall be adjusted in proportion to the change in outstanding shares of Common Stock. In the event of any such adjustments, the purchase price of the Option shall be adjusted as and to the extent appropriate, in the discretion of the Board, to provide Employee with the same relative rights before and after such adjustment.

13. Withholding.

(a) The Company shall have the right to withhold from or to collect as a condition of payment, any taxes required by law to be withheld. At any time when Employee is required to pay to the Company an amount required to be withheld under applicable income tax laws upon exercise of the Option, Employee may satisfy this obligation in whole or in part by electing (the “Election”) to have the Company withhold, from the such Shares, shares of the Common Stock having a value up to the minimum amount of withholding taxes required to be collected on the transaction. The value of the shares to be withheld shall be based on the Fair Market Value of the Common Stock on the date that the amount of tax to be withheld shall be determined (“Tax Date”).

(b) Each Election must be made before the Tax Date. The Committee may disapprove of any Election, may suspend or terminate the right to make Elections, or may provide with respect to the Option that the right to make Elections shall not apply to the Option. An Election is irrevocable.

14. Sale, Merger, Exchange or Liquidation. In the event of an acquisition of the Company through the sale of substantially all of the Company’s assets or through a merger, exchange, reorganization or liquidation of the Company or a similar event as determined by the Board (collectively a “transaction”), the Board shall be authorized, in its sole discretion, to take any and all action it deems equitable under the circumstances, including but not limited to any one or more of the following:

(a) providing that the Option shall terminate and the Employee shall receive, in lieu of any Shares they would be entitled to receive under the vested portion of the Option, such stock, securities or assets, including cash, as would have been paid to Employee if the Option had been exercised and Employee had received Common Stock immediately before such transaction (with appropriate adjustment for the purchase price, if any).

(b) providing that Employee shall receive, with respect to each share of Common Stock under the vested portion of the Option as of the effective date of any such transaction, at the determination of the Board, cash, securities or other property, or any combination thereof, in an amount equal to the excess, if any, of the Fair Market Value of such Common Stock on a date within ten days before the effective date of such transaction over the Option purchase price, and that the Option shall be cancelled.

(c) providing Employee a substantially equivalent stock option (taking into account the transaction and the number of shares or other equity issued by such successor entity) with respect to the equity of the entity succeeding the Company by reason of such transaction.

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(d) providing that all unvested portions of the Option shall be void and deemed terminated, or, in the alternative, for the acceleration or waiver of the vesting of the Option.

The Board may restrict the rights of Employee under of this Section 14 to the extent necessary to comply with Section 16(b) of the 1934 Act, the Internal Revenue Code of 1986, as amended, or any other applicable law or regulation. The grant of the Option shall not limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge, exchange or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.

15. Definition of Fair Market Value. For purposes of this Agreement, the “Fair Market Value” of a Share at a specified date shall be the amount which the Board of Directors determines in good faith to be 100% of the fair market value of such a share as of the date in question. Notwithstanding the foregoing:

(a) If such shares are listed on a U.S. securities exchange, then Fair Market Value shall be determined by reference to the last sale price of a Share on such U.S. securities exchange on the applicable date. If such U.S. securities exchange is closed for trading on such date, or if the Common Stock does not trade on such date, then the last sale price used shall be the one on the date the Common Stock last traded on such U.S. securities exchange.

(b) If such shares are publicly traded but are not listed on a U.S. securities exchange, then Fair Market Value shall be determined by reference to the trading price of a share of Common Stock on such date (or, if the applicable market is closed on such date, the last date on which the Common Stock was publicly traded), by a method consistently applied by the Committee.

(c) If such shares are not publicly traded, then the Committee’s determination will be based upon a good faith valuation of the Company’s Common Stock as of such date, which shall be based upon such factors as the Committee deems appropriate. The valuation shall be accomplished in a manner that complies with Code Section 409A.

16. General.

(a) Nothing herein expressed or implied is intended or shall be construed as conferring upon or giving to any person, firm, or corporation other than the parties hereto, any rights or benefits under or by reason of this Agreement.

(c) Each party hereto agrees to execute such further documents as may be necessary or desirable to effect the purposes of this Agreement.

(d) This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

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(e) This Agreement, in its interpretation and effect, shall be governed by the laws of the State of Minnesota applicable to contracts executed and to be performed therein.

[Signature page follows]

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[Signature page to Stock Option Agreement]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

SKYLINE MEDICAL INC.

By _________________________________

Its _________________________________

EMPLOYEE:

____________________________________

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